                                                                   EXHIBIT 10.9

                              Zions Bancorporation
                      Senior Management Value Sharing Plan
                             Award Period: 1994-1997

Objective:

To provide an ongoing multi-year incentive for the senior managers of Zions Bancorporation and its subsidiaries which:

A.   Focuses managers attention on the creation of long-term shareholder value;

B. Creates an incentive that promotes teamwork across departments and subsidiaries, and which encourages managers to balance profit center accountability with Company-wide goals; and,

C. Complements the short-range annual bonuses which reflect the achievement of annual objectives and the Company's short-term profitability.

Eligibility:

Participants in the Plan shall consist of the senior management group and certain other key managers) of the Company and its major subsidiaries. Participants for each Award Period shall be specifically identified by the Company's Board of Directors (the "Board") or its Executive Compensation Committee (the "Committee" ) .

Allocation of Awards:

It is anticipated that during the first quarter of each year in which the Plan operates, the Board of Directors shall approve the establishment of a pool of Award Funds to be generated during the Award Period, according to the general formula outlined below. Participants shall be designated by the Board or the Committee. Claims against the pool of Award Funds for each Award Period shall be represented by Participation Units ("PU's"), and each participant shall be allocated a specific number of PU's by the Committee. The PU's shall represent a pro-rata claim, in proportion to the total PU's designated for that Award Period, on any Award Funds generated by the Plan during the Award Period.

Term:

Each Award Period shall consist of a continuous four-calendar year period. The Plan is intended to constitute a "moving four-year-average' incentive plan, with the anticipation that a new Award Period would be designated each year, with multiple Award Periods overlapping one another. Nevertheless, the establishment of a new Award Period each year is subject to the Board's discretion.

Determination of Award Funds:

The amount of Award Funds in the pool for each Award Period shall be a function of the mathematical average return on shareholders' equity ("AROE") for each of the four years in the Award Period, together with the aggregate earnings per share ("AEPS") during the Award Period.

Each year, the Committee shall establish minimum targets for AROE and AEPS for the Award Period. These minimum targets would both be required to be reached in order for any Award Funds to be earned. Additionally, the Committee may designate Award Fund allocation amounts based upon the achievement of higher levels of AROE, with upward adjustment possible if higher levels of AEPS are achieved. The Committee may also designate other conditions and to ensure the Plan's integrity and consistency with shareholder and depositor interests.

The 1994-1997 Award Period formula for the determination of total Award Funds is as follows:

     * Minimum AROE: 14.00
     * Minimum AEPS: $18.20

Funding of 1994-1997 Award Fund Pool:


                                AROE                    Cumulative Award
                                                             Funds
                                ----                    ----------------
                                 14%                        $        0
                                 15%                           287,000
                                 16%                           638,000
                                 17%                         1,151,000
                                 18%                         1,583,000
                                 19%                         2,174,000
                                 20%                         2,582,000
                                 21%                         3,277,000
                                 22%                         3,965,000


Interim amounts shall be calculated by interpolation.

The basic Award Fund amount would be further modified by multiplying the cumulative Award Funds by l+[(AEPS - $18.20)/21.7], with a maximum AEPS figure of S25.35 (resulting in a 33% maximum upward adjustment in the Award Funds.

For the 1994-97 Award Period, the following parameters shall be established, and adjustments made to the Company's earnings calculations, for purposes of determining Award Funds available under the Plan:

1). The Plan is intended to create an incentive for increasing shareholder value. however, this is not to be accomplished by reducing capital levels or assuming extraordinary or unwarranted risks. Accordingly, it is expected that total risk-based capital levels shall be maintained at a level at least 125% of regulatory requirements.

2). The Company's reserve levels are to be conservatively maintained. To the extent that the consolidated Allowance for Loan and Lease Losses is less than 110% of the peer group level, as expressed in terms of reserves/non-current loans as reported in the most current uniform Bank Performance Report available at January 31, 1997, an appropriate adjustment shall be made to after-tax earnings (for purposes of calculating Award Funds only) to compensate for any deficit relative to the 110% minimum target level. Actual reserve levels are, of course, subject to Board and/or regulatory decisions. No upward adjustments shall be made in "pro forma earnings in the event actual reserve levels exceed 110% of the peer group target.

3). Unless determined otherwise by the Board, in the event of any merger involving an acquisition by Zions for the exchange of Zions' shares in a pooling-of-interests transaction, earnings per share prior to the acquisition date shall, for the purpose of calculating AEPS during the Award Period, be determined using Zions' un-restated numbers.

Other Terms and Conditions:

The Plan is to be governed and interpreted by the Committee, whose decisions shall be final. The terms of the Plan are subject to change or termination at their sole discretion.

The Company shall retain the right to withhold payment of Award Funds to participants in the event of a significant deterioration in the Company's 'financial condition, or if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion.

Participants shall not vest in any benefits available under the Plan until the conclusion of each Award Period. Nevertheless, upon death, permanent disability, or normal or early retirement, participants (or their estates) shall be eligible to receive a proportionate share of Award Funds based upon the number of PU's granted, and the number of full calendar quarters the participant was engaged as an officer of the Company or its subsidiaries prior to death, disability, or retirement.

The PU's shall not be transferable without the express approval of the Committee.

In the event of the merger or acquisition of the Company, the Plan shall be terminated as of the end of the fiscal quarter preceding the first full quarter before the transaction is consummated. The Board may make any reasonable estimates or adjustments possible in calculating Award Funds for any Award Period, and may, in its sole discretion, distribute benefits to the participants.

Earnings per share calculations shall be adjusted to reflect any stock splits, stock dividends, or other such changes in capitalization, at the discretion of the Committee.

The award of PU's to any participant shall not confer any right with respect to continuance of employment by the Company or its subsidiaries, nor limit in any way the right of the Company to terminate his or her employment at any time, with or without cause.

                                    APPENDIX

                ZIONS BANCORPORATION VALUE-SHARING PLAN: 1994-97

                     Calculation of Participation Unit Value

Average Annual ROE ("AROE")

If the AROE is:

      Over                 But not over           The basic value of a Participation Unit is
      -----------------------------------------------------------------------------------------------------
      14.00%               14.99%                 $0.00 + $.0271              per basis point of the amount
                                                                              over 14.00%

      15.00%               15.99%                 $2.71 + $.0330              per basis point of the amount
                                                                              over 15.00%
      16.00%               16.99%                 $6.01 + $.0485              per basis point of the amount
                                                                              over 16.00%
      17.00%               17.99%                 $10.86 + $.0407             per basis point of the amount
                                                                              over 17.00%
      18.00%               18.99%                 $14.93 + $.0558             per basis point of the amount
                                                                              over 18.00%
      19.00%               19.99%                 $20.51 + $.0385             per basis point of the amount
                                                                              over 19.00%
      20.00%               20.99%                 $24.36 + $.0656             per basis point of the amount
                                                                              over 20.00%
      21.00%               21.99%                 $30.92 + $.0648             per basis point of the amount
                                                                              over 21.00%
      22.00%                                      $37.40

Aggregate E.P.S. ("AEPS") Modifier:

The basic Participation unit value determined above shall be - adjusted as follows:

If AEPS for 1994-97 is less than $18.20, the Participation Units shall have no value.

If AEPS is greater than $18.20, the basic amount determined based on AROE shall be multiplied by a factor of:

l+[(AEPS-$18.20)/21.7] (with a maximum factor of 1.33) to arrive at a final total, value of each Participation Unit.

                         ******************************

Example: If AROE is 18.16% and AEPS is $21.03, each Participation Unit would be worth $17.89.